Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Amy Conley	Don Duffy
	(617) 556-2305	(408) 498-6040
	aconley@financialengines.com	ir@financialengines.com

Financial Engines Reports Fourth Quarter and Full Year 2013 Financial Results

2013 AUM Grows 38% Year Over Year

2013 Adjusted EBITDA Grows 42% Year Over Year

Company Increases Regular Quarterly Cash Dividend to $0.06 per Share of Common Stock in 2014

SUNNYVALE, Calif. – February 20, 2014 – Financial Engines (NASDAQ: FNGN), America’s largest defined contribution managed account provider, today reported financial results for its fourth quarter and full year ended December 31, 2013.

Financial results for the fourth quarter of 2013 compared to the fourth quarter of 2012:i

•	Revenue increased 27% to $65.2 million for the fourth quarter of 2013 from $51.4 million for the fourth quarter of 2012.

•	Professional management revenue increased 30% to $56.4 million for the fourth quarter of 2013 from $43.2 million for the fourth quarter of 2012.

•	Net income was $9.3 million, or $0.17 per diluted share, for the fourth quarter of 2013 compared to $6.5 million, or $0.13 per diluted share, for the fourth quarter of 2012.

•	Non-GAAP Adjusted EBITDA[i] increased 33% to $23.3 million for the fourth quarter of 2013 from $17.5 million for the fourth quarter of 2012.

•	Non-GAAP Adjusted Net Income[i] increased 45% to $11.9 million for the fourth quarter of 2013 from $8.2 million for the fourth quarter of 2012.

•	Non-GAAP Adjusted Earnings Per Share[i] increased 38% to $0.22 for the fourth quarter of 2013 from $0.16 for the fourth quarter of 2012.

Financial results for the full year 2013 compared to the full year 2012:i

•	Revenue increased 29% to $239.0 million in 2013 from $185.8 million in 2012.

•	Professional management revenue increased 34% to $202.8 million in 2013 from $150.9 million in 2012.

•	Net income was $30.0 million, or $0.57 per diluted share, in 2013 compared to $18.6 million, or $0.37 per diluted share, in 2012.

[i]	Please see “About Non-GAAP Financial Measures” for definitions of the terms Adjusted Net Income, Adjusted Earnings Per Share, and Adjusted EBITDA.

•	Non-GAAP Adjusted EBITDA[i] increased 42% to $79.3 million in 2013 from $55.8 million in 2012.

•	Non-GAAP Adjusted Net Income[i] increased 56% to $39.0 million in 2013 from $25.0 million in 2012.

•	Non-GAAP Adjusted Earnings Per Share[i] increased 50% to $0.75 in 2013 from $0.50 in 2012.

Key operating metrics as of December 31, 2013:ii

•	Assets under contract (“AUC”) were $786 billion.

•	Assets under management (“AUM”) were $88.2 billion.

•	Members in Professional Management were over 753,000.

•	Asset enrollment rates for companies where services have been available for 26 months or more averaged 13.2%iii and an estimated 13.1% had AUC been marked-to-market at the end of the fourth quarter 2013.

“Social Security will be the primary source of retirement income for most baby boomers, and making poor claiming decisions can reduce expected benefits by hundreds of thousands of dollars for a typical married couple,” said Jeff Maggioncalda, chief executive officer of Financial Engines. “We are excited to introduce our new Social Security guidance to help American workers with all of the pieces of their retirement puzzle – including 401(k) accounts, IRAs, pensions, and now Social Security as well – so that they can make the most of what they have in retirement.”

Review of Financial Results for the Fourth Quarter of 2013

Revenue increased 27% to $65.2 million for the fourth quarter of 2013 from $51.4 million for the fourth quarter of 2012. The increase in revenue was driven primarily by the growth in professional management revenue, which increased 30% to $56.4 million for the fourth quarter of 2013 from $43.2 million for the fourth quarter of 2012.

Costs and expenses increased 27% to $52.4 million for the fourth quarter of 2013 from $41.2 million for the fourth quarter of 2012. This was due primarily to an increase in fees paid to plan providers for connectivity to plan and plan participant data, an increase in non-cash stock-based compensation as well as an increase in wages, benefits, and employer payroll taxes due to increased headcount and higher compensation.

As a percentage of revenue, cost of revenue (exclusive of amortization of internal use software) was 38% for the fourth quarter of 2013 compared to 36% for the fourth quarter of 2012.

Income from operations was $12.9 million for the fourth quarter of 2013 compared to $10.1 million for the fourth quarter of 2012. As a percentage of revenue, income from operations was constant at 20% for both the fourth quarters of 2012 and 2013.

ii	Operating metrics include both advised and subadvised relationships.
iii	Information regarding enrollment rates and the component AUC can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for the year ended December 31, 2012 and the Form 10-K to be filed for the year ended December 31, 2013.

Net income was $9.3 million, or $0.17 per diluted share, for the fourth quarter of 2013 compared to net income of $6.5 million, or $0.13 per diluted share, for the fourth quarter of 2012.

On a non-GAAP basis, Adjusted Net Incomei was $11.9 million and Adjusted Earnings Per Sharei were $0.22 for the fourth quarter of 2013 compared to Adjusted Net Income of $8.2 million and Adjusted Earnings Per Share of $0.16 for the fourth quarter of 2012.

“Our robust profitability and cash generation during the year gives us the confidence to increase the regular quarterly dividend by 20% to $0.06 per share,” said Ray Sims, chief financial officer of Financial Engines. “The dividend increase reflects our continued commitment to deliver value to our shareholders.”

Assets Under Contract and Assets Under Management

AUC was $786 billion as of December 31, 2013, an increase of 37% from $575 billion as of December 31, 2012, due primarily to new employers making our services available, market performance, and contributions. AUC for plans in which the Income+ service has been made available was $107 billion as of December 31, 2013, an increase of 224% from $33 billion as of December 31, 2012.

AUM increased by 38% year over year to $88.2 billion as of December 31, 2013, from $63.9 billion as of December 31, 2012. The increase in AUM was driven primarily by market performance, net new enrollment into the Professional Management service, and contributions.

In billions	Q1’13	Q2’13	Q3’13	Q4’13
AUM, Beginning of Period	$63.9	$70.8	$74.3	$82.0
New Enrollment(1)	3.1	4.7	4.8	4.4
Voluntary Cancellations(2)	(1.2)	(1.2)	(1.5)	(1.6)
Involuntary Cancellations(3)	(0.8)	(1.0)	(1.3)	(1.8)
Contributions(4)	1.3	1.3	1.4	1.4
Market Movement and Other(5)	4.5	(0.3)	4.3	3.8

AUM, End of Period	$70.8	$74.3	$82.0	$88.2

(1)	The aggregate amount of assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the period.
(2)	The aggregate amount of assets, at the time of cancellation, for voluntary cancellations from the Professional Management service within the period.
(3)	The aggregate amount of assets, as of the last available positive account balance, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or when the cancellation of a plan sponsor contract for the Professional Management service has become effective within the period.

(4)	Employer and employee contributions are estimated each quarter from annual contribution rates based on data received from plan providers or plan sponsors. The data presented in the table above differs from data provided in filings prior to September 30, 2012, as the previously reported contributions data represented only that subset of members for whom we received salary data.
(5)	Other factors affecting assets under management include estimated market movement, plan administrative fees, participant loans and hardship withdrawals, and timing differences.

For further information on the AUM data above, please refer to our Form 10-K to be filed for the period ended December 31, 2013.

Aggregate Investment Style Exposure for Portfolios Under Management

As of December 31, 2013, the approximate aggregate investment style exposure of the portfolios we managed was as follows:

Cash	3%
Bonds	23%
Domestic Equity	48%
International Equity	26%

Total	100%

Quarterly Dividend

On February 11, 2014, Financial Engines’ Board of Directors declared a regular quarterly cash dividend of $0.06 per share of the Company’s common stock. The cash dividend will be paid on April 4, 2014 to stockholders of record as of the close of business on March 21, 2014.

Outlook

Financial Engines’ growth strategy includes focusing on increasing penetration within existing Professional Management plan sponsors, enhancing and extending services to individuals entering and in retirement, and expanding the number of plan sponsors.

Based on financial markets remaining at February 14, 2014 levels, the Company estimates that its 2014 revenue will be in the range of $274 million to $279 million, and its 2014 non-GAAP Adjusted EBITDA will be in the range of $92 million to $94 million.

Conference Call

The Company will host a conference call to discuss fourth quarter 2013 financial results today at 5:00 PM ET. Hosting the call will be Jeff Maggioncalda, chief executive officer, and Ray Sims, chief financial officer. The conference call can be accessed live over the phone by dialing (877) 300-8521, or for international callers, (412) 317-6026. A replay will be available beginning approximately one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers. The conference ID is 10039453. The replay will remain available until Tuesday, February 25, 2014, and an archived replay will be available at http://ir.financialengines.com/ for 30 calendar days after the call.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP measures include non-GAAP Adjusted Net Income, non-GAAP Adjusted Earnings Per Share and non-GAAP Adjusted EBITDA. Non-GAAP Adjusted Net Income is defined as net income before non-cash stock-based compensation expense, net of tax, and certain other items such as the income tax benefit from the release of valuation allowances, if applicable for the period. Non-GAAP Adjusted Earnings Per Share is defined as non-GAAP Adjusted Net Income divided by the weighted-average of dilutive common share equivalents outstanding. Non-GAAP Adjusted EBITDA is defined as net income before net interest income, income tax expense (benefit), depreciation, amortization of internal use software, amortization of direct response advertising, amortization of deferred commissions, and non-cash stock-based compensation. Further information regarding the non-GAAP financial measures included in this press release is contained in the attachments.

To supplement the Company’s consolidated financial statements presented on a GAAP basis, management believes that these non-GAAP measures provide useful information about the Company’s core operating results and thus are appropriate to enhance the overall understanding of the Company’s past financial performance and its prospects for the future. These adjustments to the Company’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the Company’s underlying operational results, trends and performance.

About Financial Engines

Financial Engines, America’s largest defined contribution managed account provider, is dedicated to making high-quality retirement help available to everyone – regardless of how much money they have. We’re proudly independent, which means we don’t sell products or earn commissions based on our investment recommendations. The companies that choose to work with us offer our services to their workers as a valuable employee benefit.

Co-founded in 1996 by Nobel Prize-winning economist Bill Sharpe, Financial Engines currently offers personalized advice for saving, investing and living in retirement to millions of workers nationwide. Our strong ties with employers give us a unique opportunity to form direct relationships with their employees.

Some people love the challenge of investing. Others prefer to focus their time elsewhere, but everyone needs to plan for retirement. Whatever their interest level in investing, Financial Engines combines cutting-edge technology and a personal, human touch to help all types of investors reach their retirement goals. For more information, visit www.financialengines.com.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties. These forward-looking statements may be identified by terms such as “plan to,” “designed to,” “will,” “can,” “expect,” “estimates,” “believes,” “intends,” “may,” “continues,” “to be” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding Financial Engines’ expected financial performance and outlook, benefits of its services, objectives and growth strategy, our commitment to shareholder value, and the benefits of our non-GAAP financial measures. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to correctly identify and invest appropriately in growth opportunities, our ability to introduce new services and accurately estimate the impact of any future services on our business, the risk that the anticipated benefits of our investments in these services or in growth opportunities may not outweigh the resources and costs associated with these investments or the liabilities associated with the operation of these services, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete, our regulatory environment and risks associated with our fiduciary obligations. More information regarding these and other risks, uncertainties and factors is contained in the Company’s Form 10-K for the year ended December 31, 2012, as filed with the SEC, and in other reports filed by the Company with the SEC from time to time. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of the date stated or February 20, 2014 and unless required by law, Financial Engines undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment advisor. References in this press release to “Financial Engines,” “our company,” “the Company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

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Financial Tables

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31,
	2012	2013
	(In thousands, except per share data)
Assets

Current assets:
Cash and cash equivalents	$181,231	$126,003
Short-term investments	—	120,027
Accounts receivable, net of allowances of $102 in 2012 and $124 in 2013	44,627	63,805
Prepaid expenses	3,093	3,271
Deferred tax assets	15,293	17,363
Other current assets	3,647	3,326

Total current assets	247,891	333,795

Property and equipment, net	13,366	15,273
Internal use software, net	10,339	8,530
Long-term deferred tax assets	20,639	4,989
Direct response advertising, net	10,236	9,717
Other assets	4,362	3,377

Total assets	$306,833	$375,681

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$15,008	$20,801
Accrued compensation	12,279	14,138
Deferred revenue	7,831	7,868
Dividend payable	—	2,540
Other current liabilities	260	959

Total current liabilities	35,378	46,306

Long-term deferred revenue	1,166	714
Long-term deferred rent	6,653	6,644
Other liabilities	250	131

Total liabilities	43,447	53,795

Stockholders’ equity:
Preferred stock, $0.0001 par value - 10,000 authorized as of December 31, 2012 and 2013; None issued or outstanding as of December 31, 2012 and 2013	—	—
Common stock, $0.0001 par value - 500,000 authorized as of December 31, 2012 and 2013; 47,915 and 50,890 shares issued and outstanding at December 31, 2012 and 2013, respectively	5	5
Additional paid-in capital	323,448	361,955
Accumulated deficit	(60,067)	(40,074)

Total stockholders’ equity	263,386	321,886

Total liabilities and stockholders’ equity	$306,833	$375,681

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2013	2012	2013
	(In thousands, except per share data)

Revenue:
Professional management	$43,233	$56,358	$150,872	$202,811
Platform	7,609	8,488	32,373	33,475
Other	537	382	2,577	2,672

Total revenue	51,379	65,228	185,822	238,958

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	18,602	24,873	70,025	91,990
Research and development	6,767	8,390	25,483	30,917
Sales and marketing	10,046	11,708	39,206	43,400
General and administrative	4,266	5,986	15,537	21,353
Amortization of internal use software	1,565	1,409	6,125	6,402

Total costs and expenses	41,246	52,366	156,376	194,062

Income from operations	10,133	12,862	29,446	44,896

Interest income	4	29	3	58

Other income (expense)	100	(3)	100	(13)

Income before income taxes	10,237	12,888	29,549	44,941

Income tax expense	3,776	3,614	10,975	14,986

Net and comprehensive income	6,461	9,274	18,574	29,955

Dividends declared per share of common stock	$—	$0.05	$—	$0.20

Net income per share attributable to holders of common stock
Basic	$0.14	$0.18	$0.40	$0.61
Diluted	$0.13	$0.17	$0.37	$0.57

Shares used to compute net income per share attributable to holders of common stock
Basic	47,552	50,599	46,741	49,512
Diluted	50,761	53,098	50,211	52,335

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	Year Ended December 31,
	2011	2012	2013
	(In thousands)

Cash flows from operating activities:
Net income	$15,145	$18,574	$29,955
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,191	3,084	4,024
Amortization of internal use software	5,577	5,726	6,007
Stock-based compensation	5,823	10,372	16,518
Amortization of deferred sales commissions	1,423	1,932	1,869
Amortization and impairment of direct response advertising	2,734	5,149	5,994
Amortization of discount on short-term investments	—	—	29
Provision for doubtful accounts	152	311	448
Loss on fixed asset disposal	—	20	—
Excess tax benefit associated with stock-based compensation	(1,023)	(1,962)	(1,145)
Changes in operating assets and liabilities:
Accounts receivable	(6,704)	(14,444)	(19,626)
Prepaid expenses	(206)	(85)	(177)
Deferred tax assets	6,566	8,648	13,579
Direct response advertising	(6,953)	(6,515)	(5,454)
Other assets	(3,026)	(2,631)	(1,321)
Accounts payable	3,333	6,844	6,510
Accrued compensation	(2,345)	(983)	1,859
Deferred revenue	2,274	(2,228)	(414)
Deferred rent	167	6,270	680
Other liabilities	35	4	(77)

Net cash provided by operating activities	25,163	38,086	59,258

Cash flows from investing activities:
Purchase of property and equipment	(2,922)	(11,903)	(5,470)
Capitalization of internal use software	(5,224)	(5,389)	(4,323)
Purchases of short-term investments	—	—	(140,056)
Maturities of short-term investments	—	—	20,000
Restricted cash	(360)	550	759

Net cash used in investing activities	(8,506)	(16,742)	(129,090)

Cash flows from financing activities:
Payments on capital lease obligations	—	(22)	(66)
Net share settlements for stock-based awards minimum tax withholdings	(1,718)	(699)	(3,473)
Excess tax benefit associated with stock-based compensation	1,023	1,962	1,145
Cash dividend payments	—	—	(7,422)
Proceeds from issuance of common stock	14,103	13,644	24,420

Net cash provided by financing activities	13,408	14,885	14,604

Net increase in cash and cash equivalents	30,065	36,229	(55,228)

Cash and cash equivalents, beginning of year	114,937	145,002	181,231

Cash and cash equivalents, end of year	$145,002	$181,231	$126,003

Supplemental cash flows information:
Income taxes paid, net of refunds	$(194)	$194	$506
Interest paid	$6	$12	$9
Non-cash operating, investing and financing activities:
Purchase of property and equipment under capital lease	$—	$255	$34
Unpaid purchases of property and equipment	$250	$636	$1,063
Capitalized stock-based compensation for internal use software	$293	$353	$271
Capitalized stock-based compensation for direct response advertising	$44	$64	$76
Dividends declared but not yet paid	$—	$—	$2,540

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Operating Results

The table below sets forth a reconciliation of net income to non-GAAP Adjusted EBITDA based on our historical results:

	Three Months Ended		Year Ended
	December 31,		December 31,
Non-GAAP Adjusted EBITDA	2012	2013	2012	2013
	(In thousands, unaudited)

Net income	$6,461	$9,274	$18,574	$29,955
Interest expense (income)	(4)	(29)	(3)	(58)
Income tax expense	3,776	3,614	10,975	14,986
Depreciation	1,009	1,136	3,084	4,024
Amortization of internal use software	1,463	1,328	5,726	6,007
Amortization and impairment of direct response advertising	1,454	1,503	5,149	5,994
Amortization of deferred sales commissions	468	437	1,932	1,869
Stock-based compensation	2,872	6,076	10,372	16,518

Non-GAAP Adjusted EBITDA	$17,499	$23,339	$55,809	$79,295

The table below sets forth a reconciliation of net income to non-GAAP Adjusted Net Income and non-GAAP Adjusted Earnings Per Share based on our historical results:

	Three Months Ended		Year Ended
	December 31,		December 31,
Non-GAAP Adjusted Net Income	2012	2013	2012	2013
	(In thousands, except per share data, unaudited)

Net income	$6,461	$9,274	$18,574	$29,955
Stock-based compensation, net of tax(1)	1,775	3,754	6,410	10,207
Income tax benefit from release of valuation allowance	—	(1,125)	—	(1,125)

Non-GAAP Adjusted Net Income	$8,236	$11,903	$24,984	$39,037

Non-GAAP Adjusted Earnings Per Share	$0.16	$0.22	$0.50	$0.75

Shares of common stock outstanding	47,552	50,599	46,741	49,512
Dilutive restricted stock and stock options	3,209	2,499	3,470	2,823

Non-GAAP adjusted common shares outstanding	50,761	53,098	50,211	52,335

(1)	For the calculation of non-GAAP Adjusted Net Income, an estimated statutory tax rate of 38.2% has been applied to non-cash stock-based compensation for all periods presented.